 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2022, relating to the financial statements of Vicarious Surgical Inc. appearing in the Annual Report on Form 10-K of Vicarious Surgical Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 13, 2022